EX-23
      CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
World Am Communications, Inc.

We consent to the incorporation by reference of our independent auditors' report dated March 29, 2004 on the consolidated balance sheets as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows the years then ended, included in World Am Communications, Inc.'s Form 10-KSB, into the Company's previously filed registration statements on Form S-8 (File No. 333-102146) and Form S-8 (File No. 333-108153)


/s/ Michael Johnson & Co., LLC
Michael Johnson & Co., LLC
Denver, Colorado
April 19, 2004